BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 94th  EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, TIME AND PLACE: March 12, 2014 at 6:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: all effective members. DECISIONS ADOPTED: Authorized the Executive Board to take the necessary measures to issue bonds in the Argentine market in pesos as follows: (i) tranche 18 months bullet – ARS 57,777,777.00, Badlar + 3.40%; (ii) Tranche 36 months (average term of 30 months) – ARS 178,220,223.00, Badlar + 4.49%; (iii) Authorization for the aval offered by BRF S.A. for the operation in the aforementioned amounts in items I and II, equivalent to US$ 30 million.São Paulo, March 12, 2014. These minutes were approved by all the Directors: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; EDUARDO MUFAREJ; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA and WALTER FONTANA FILHO.

EDINA BIAVA

Secretary